Exhibit 99.1

C&F FINANCIAL CORPORATION

Wednesday, May 21, 2014

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation

Announces Increase in Quarterly Dividend

WEST POINT, Va., May 21, 2014 -- The board of directors of C&F Financial Corporation (NASDAQ:CFFI), the holding company for C&F Bank, has declared a regular cash dividend of 30 cents per common share, which is payable July 1, 2014 to shareholders of record on June 13, 2014. This dividend amount represents a 3.45 percent increase over the prior quarter’s dividend amount of 29 cents per common share.

About C&F

C&F Financial Corporation is the parent of C&F Bank, which was founded in 1927 in West Point, Virginia, and is one of the oldest independent community banking organizations headquartered in Virginia. C&F Bank provides full-service banking to the eastern region of Virginia with 25 branch locations including the counties of Powhatan, Chesterfield, Cumberland, Middlesex, James City, New Kent, Hanover and Henrico, as well as the town of West Point and the cities of Williamsburg, Newport News, Hampton and Richmond.

C&F Bank offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 16 offices located in Virginia, Maryland and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Missouri, New Hampshire, New Jersey, North Carolina, Ohio, Pennsylvania, Texas and West Virginia through its offices in Virginia, Tennessee and Maryland.

Additional information is available on C&F's website at www.cffc.com.

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